UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 30, 2008

Network Appliance Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-27130	77-0307520
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

495 East Java Drive, Sunnyvale, California		94089
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(408) 822-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 30, 2008, Network Appliance, Inc. (the "Company") issued a press release announcing the following promotions: (a) Thomas Georgens, formerly the Company’s Executive Vice President, Product Operations, was named President and Chief Operating Officer of the Company; and (b) Thomas F. Mendoza resigned his position as the Company’s President and was promoted to Vice Chairman, a new executive officer designation that does not entail service on the Company’s Board of Directors. Both Messrs. Mendoza and Georgens will continue to report directly to Daniel Warmenhoven, the Company’s Chief Executive Officer. The appointments became effective on January 29, 2008.

In connection with these appointments, on January 30, 2008, the Compensation Committee of the Board of Directors of the Company approved the following changes to the compensation for Mr. Georgens: an annual base salary increase from $500,000 to $600,000, a target incentive compensation increase from 110% of his annual base salary to 120% of his annual base salary, and an additional grant of options to purchase 300,000 shares of common stock of the Company pursuant to the Company’s 1999 Amended and Restated Stock Incentive Plan. Mr. Georgens’ stock options will vest in accordance with the Company’s standard four-year vesting terms (i.e., 25% will vest one year after the vesting commencement date, which is January 29, 2008, and the remainder will vest ratably each month thereafter for the remaining three years). The target incentive compensation is based on the FY 2008 Incentive Compensation Plan, which the Compensation Committee adopted and approved on April 23, 2007, as further specified in the Company’s Form 8-K, filed on April 27, 2007.

There is no change to Mr. Mendoza’s compensation in connection with his promotion.

No arrangements or understandings and no family relationships exist between Messrs. Mendoza or Georgens and the Company or any director or executive officer of the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Network Appliance Inc.

February 1, 2008	By:	/s/ Andrew Kryder

Name: Andrew Kryder
Title: Secretary, General Counsel, and Senior Vice President, Legal and Tax